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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated January 23, 2004, except for Note 9, as to which the date is February 17, 2004, in Amendment No. 4 to the Registration Statement (Form S-1) and related Prospectus of Anadys Pharmaceuticals, Inc. expected to be filed on or about March 1, 2004.


                                           ERNST & YOUNG LLP


San Diego, California

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The foregoing report is in the form that will be signed upon the completion of the changes in capitalization described in Note 9 to the financial statements.


                                       /s/ ERNST & YOUNG LLP


San Diego, California
February 26, 2004